MICRON TECHNOLOGY, INC.

                                      Exhibit 11

                           Computation of Per Share Amounts
                 (Amounts in thousands except for per share amounts)




                                                       Quarter Ended
                                                  June 2,         June 3,
                                                   1994            1993
                                                  -------         -------
        PRIMARY


          Weighted average shares
           outstanding                            101,575          99,149

          Stock options using average
           market price                             4,055           2,251
                                                 ---------       ---------
          Total shares                            105,630         101,400
                                                 =========       =========
          Net income                             $104,327         $29,491
                                                 =========       =========
          Per share amount                          $0.99           $0.29
                                                 =========       =========


        FULLY DILUTED

          Weighted average shares
           outstanding                            101,575          99,149

          Stock options using greater of
           average or ending market price           4,115           3,059
                                                 ---------       ---------
          Total shares                            105,690         102,208
                                                 =========       =========
          Net income                             $104,327         $29,491
                                                 =========       =========
          Per share amount                          $0.99           $0.29
                                                 =========       =========

                               MICRON TECHNOLOGY, INC.


                                      Exhibit 11

                           Computation of Per Share Amounts
                 (Amounts in thousands except for per share amounts)



                                                     Nine Months Ended
                                                  June 2,         June 3,
                                                   1994            1993
                                                 --------         -------
        PRIMARY


          Weighted average shares
           outstanding                            100,999          98,235

          Stock options using average
           market price                             3,117           1,866
                                                 ---------        -------
          Total shares                            104,116         100,101
                                                 =========        =======
          Net income                             $258,638         $41,224
                                                 =========        =======
          Per share amount                          $2.48           $0.41
                                                 =========        =======


        FULLY DILUTED

          Weighted average shares
           outstanding                            100,999          98,235

          Stock options using greater of
           average or ending market price           3,906           2,697
                                                 ---------        --------
          Total shares                            104,905         100,932
                                                 =========        ========

          Net income                             $258,638         $41,224
                                                 =========        ========
          Per share amount                          $2.47           $0.41
                                                 =========        ========
